EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

March 24, 2026

Artelo Biosciences, Inc.

505 Lomas Santa Fe, Suite 160

Solana Beach, CA 92075

Re: Registration on Form S-1 for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the registration of common stock of the Company under a Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed sale by Square Gate Capital Master Fund, LLC – Series 5, as the selling stockholder (the “Selling Stockholder”), of up to 4,273,519 shares (the “Registered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 146,199 shares of Common Stock issued or issuable to the Selling Stockholder as Commitment Shares (as defined in the Purchase Agreement), including shares issuable upon exercise of the Pre-Funded Warrant (as defined below), and (ii) up to 4,127,320 shares of Common Stock that may be purchased by the Selling Stockholder from time to time pursuant to the terms of an Equity Purchase Agreement between the Selling Stockholder and the Company dated January 30, 2026 (the “Purchase Agreement”).

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. The Purchase Agreement;

4. The Registration Rights Agreement between the Company and the Selling Stockholder, dated as of January 30, 2026 (the “Registration Rights Agreement”);

5. The Pre-Funded Warrant to purchase Common Stock at an exercise price of $0.003 per share dated February 5, 2026 (the “Pre-Funded Warrant”);

Artelo Biosciences, Inc.

March 24, 2026

6. Resolutions of the Board of Directors of the Company, dated as of January 30, 2026 (the “Resolutions”), which, among other things, authorize the Company’s entry into and performance of its obligations under the Purchase Agreement, the Registration Rights Agreement, the Pre-Funded Warrant and the filing of the Registration Statement; and

7. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved sufficient shares of the Common Stock such that shares of the Company’s Common Stock available for issuance are equal to or greater than the Registered Shares (including all shares issuable upon exercise of the Pre-Funded Warrant and any Commitment Shares that may be required pursuant to the Purchase Agreement), and we assume that the Company will continue to reserve such number of shares of Common Stock until the purchase of the Registered Shares pursuant to the Purchase Agreement is complete.

Based upon the foregoing, and subject to the limitations, exclusions and exceptions set forth herein, it is our opinion that: the issuance of the Registered Shares (including the shares of Common Stock issuable upon exercise of the Pre-Funded Warrant) has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Purchase Agreement, the Registration Rights Agreement, or the Pre-Funded Warrant, as applicable, the Registered Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

Artelo Biosciences, Inc.

March 24, 2026

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your inclusion of this opinion as an exhibit to the Registration Statement shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), with respect to the Registered Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Registered Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL/CETE